Exhibit (a)(3)

                              HURCO COMPANIES, INC.
                           Offer to Purchase for Cash
                  All Shares of its Common Stock, No Par Value
                      Held by Holders of 99 or Fewer Shares


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     THIS OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY
     1, 2003, UNLESS EXTENDED OR EARLIER TERMINATED
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                                                                    June 3, 2003

To Brokers, Dealers, and Commercial Banks,
Trust Companies and Other Nominees:

           Hurco Companies, Inc. ("Hurco") is offering to purchase for cash shares of its common stock (the "Shares") held by holders of 99 or fewer Shares, at price of $3.35 per Share, upon the terms and subject to the conditions set forth in Hurco's Offer to Purchase, dated June 3, 2003, and in the related Letter of Transmittal, which together constitute the "Offer."


               THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER
                 OF SHARES BEING TENDERED PURSUANT TO THE OFFER.

           No fees or commissions will be payable by Hurco to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer as described in the Offer to Purchase. Hurco will, upon request, reimburse brokers and banks for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to the Offer to their customers. Hurco will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 5 of the Letter of Transmittal and the limitations set forth in the Offer to Purchase.

           For your information and for forwarding to your clients (including those holding over 99 Shares) for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

           1. Offer to Purchase, dated June 3, 2003;

           2. Form of Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining the client's Instructions with regard to the Offer;

           3. The Notice of Guaranteed Delivery to be used to accept the Offer if Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date;

           4. Letter of Transmittal for your use and for the information of your clients, which includes a Form W-9 (including instructions) providing information relating to backup U.S. federal income tax withholding; and

           5. A return envelope addressed to EquiServe Trust Company, N.A., as Depositary.

           WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER TO PURCHASE WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON TUESDAY, JULY 1, 2003. WHILE THE TENDER OFFER IS OPEN ONLY TO STOCKHOLDERS OWNING 99 OR LESS SHARES, WE ASK THAT YOU DELIVER THE OFFERING MATERIALS TO ALL STOCKHOLDERS FOR INFORMATIONAL PURPOSES.


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           In order to take advantage of the Offer, a stockholder must do either
(1) or (2) below before the Offer expires:

           (1) A duly executed and properly completed Letter of Transmittal (or agents message) and any other required documents should be sent to the Depositary with certificate(s) representing the tendered Shares, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase; or

           (2) Comply with the guaranteed delivery procedure set forth in the Offer to Purchase.

           Any inquiries you may have with respect to the Offer, and any requests for additional copies of the enclosed materials, should be addressed to Innisfree M&A Incorporated, the Information Agent for the Offer at (212) 750-5833 (collect for banks and brokers), all others call toll free: (888) 750-5834.

                                               Very truly yours,

                                               Hurco Companies, Inc..

Enclosures

           NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF HURCO OR ANY OF ITS AFFILIATES OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

           The Offer is not being made to (nor will tenders of Shares be accepted from or on behalf of) stockholders in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction.



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